Exhibit 10.1

WRITTEN AGREEMENT BETWEEN

THE FEDERAL HOME LOAN BANK OF SEATTLE

AND

THE FEDERAL HOUSING FINANCE BOARD

WHEREAS, the Federal Home Loan Bank of Seattle (Bank) and the Federal Housing Finance Board (Finance Board) have as common goals that the Bank maintains its safe and sound condition, operates in a prudential manner, and meets or exceeds all requirements of the Federal Home Loan Bank Act (Bank Act) and Finance Board regulations and policies; and

WHEREAS, during the regular 2004 examination of the Bank conducted by staff of the Office of Supervision (Examiners) and during a subsequent supplemental review, the Examiners developed findings regarding certain practices of the Bank related to governance, risk management, and financial performance and have summarized their findings in a Report of Examination and supplemental letter (collectively, the 2004 ROE); and

WHEREAS, the Bank, acting through its Board of Directors (“Seattle Board”), has expressed its intent to address the findings made in the 2004 ROE and work constructively with the Finance Board to enhance the Bank’s financial performance; and

WHEREAS, the Finance Board and the Bank agree that it is advisable and appropriate to enter into a written agreement (Agreement) setting forth measures to redress the deficiencies in the Bank’s practices identified by the Office of Supervision; and

WHEREAS, by Resolution No. 2004-17, dated December 8, 2004, the Board of Directors of the Finance Board duly authorized Stephen M. Cross, Director, Office of Supervision (OS Director), to enter into this Agreement on behalf of the Finance Board.

NOW THEREFORE, the Bank and the Finance Board agree as follows:

Article 1: General Provisions

1. This Agreement constitutes a “written agreement entered into by the Bank with the agency” as used in 12 U.S.C. 1422b(a)(5), and a “written agreement” for purposes of the public disclosure requirements under 12 U.S.C. 1422b(a)(5) and 12 C.F.R. § 908.13(a)(1).

2. Any report, plan, or consultant’s report to be submitted by the Bank or the Seattle Board under this Agreement shall be sent to:

Stephen M. Cross Director, Office of Supervision Federal Housing Finance Board 1777 F Street, N.W. Washington, D.C. 20006

The OS Director may designate any other Office of Supervision employee to receive any plan or report required under this Agreement or other communication concerning this Agreement by notifying the Bank in writing of such designation.

3. Any approval, disapproval, agreement, or disagreement to be given to the Bank by the Office of Supervision shall be provided in writing by the OS Director or by such other person designated by him and shall set forth the basis for any disapproval or disagreement.

4. For purposes of this Agreement, an independent, outside consultant shall be a person or entity not controlled by, or affiliated with, the Bank or any officer or board member of the Bank. Such consultants may have previously been engaged by the Bank, and may be engaged to perform more than one of the functions required by the provisions of this Agreement.

5. All communications provided by the Finance Board to the Bank related to or concerning this Agreement shall be directed to:

David A. Bley Executive Vice President Federal Home Loan Bank of Seattle 1501 Fourth Avenue Suite 1900 Seattle, Washington 98101

The Bank may designate any other officer or director of the Bank to receive any communication from the Finance Board related to or concerning this Agreement by notifying the OS Director, or his designee, in writing of such designation.

Article 2: Compliance with the Agreement

1. The Seattle Board shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement. The Seattle Board also shall be responsible for ensuring that the Bank has adequate processes, personnel, and control systems needed for the Bank to adhere to the provisions of the Agreement.

2. Not later than January 31, 2005, the Seattle Board shall submit to the OS Director an action plan acceptable to the OS Director, including timeframes and action steps, for addressing each of the Articles and provisions of this Agreement, as appropriate. Such steps shall include the identification of specific timeframes for the redress of each finding in the 2004 ROE.

3. Following the submission of an action plan acceptable to the OS Director, the Seattle Board shall prepare and submit to the OS Director a written progress report at the end of each subsequent month setting forth in detail:

(a) Actions taken up to the date of the report to comply with each Article of this Agreement, including actions taken to implement recommendations made by the independent consultants that are hired pursuant to Articles 5 and 6 of this Agreement;

(b) The results of those actions;

(c) A description of the actions still needed to achieve full compliance with each Article of this Agreement; and

(d) Any other information that the OS Director deems appropriate and reasonably related to the scope of this Agreement that is requested by the OS Director in writing at least ten (10) days prior to the date on which such written progress report is due to be filed.

4. Upon receipt of the action plan, the OS Director shall review it and determine whether it complies with the terms of this Agreement. If the OS Director determines that the action plan does not comply with the terms of this Agreement, he shall provide the Seattle Board with written notice setting forth the basis for such conclusion and the opportunity to amend and resubmit its action plan. The Seattle Board shall then submit a revised action plan acceptable to the OS Director within 30 days of receipt of such notice.

Article 3: Redress of Examination Findings

The Seattle Board shall take all necessary steps to ensure that the Bank redresses each finding arising from the 2004 ROE to the satisfaction of the OS Director. The preparation of the action plan contemplated by Article 2, paragraph 2 shall not suspend or delay the Bank’s obligation to begin immediately to redress all such findings.

Article 4: Business and Capital Management Plan

1. The Seattle Board shall submit to the OS Director by no later than February 28, 2005, a three-year business and capital management plan that is acceptable to the OS Director. The business and capital management plan shall:

(a) Not increase the market, credit, or operational risk profiles of the Bank;

(b) Specify a minimum capital ratio of the sum of the paid-in value of the Bank’s Class B(1) and B(2) stock (as such amounts are determined for purposes of calculating the Bank’s permanent capital, as defined in 12 C.F.R. § 930.1) plus retained earnings to total assets that the Bank shall achieve and maintain consistent with the business strategy presented in the business and capital management plan; and

(c) Establish capital stock, retained earnings, and dividend policies appropriate for the Bank’s business strategies.

2. The business plan required by this Article also shall include, at a minimum:

(a) Projections for asset and capital growth that reflect a detailed analysis of the appropriate levels for and relationships among the Bank’s assets, liabilities, earnings, and off-balance sheet activities;

(b) Identification of any new activities or expansion of existing activities contemplated by the Bank; and

(c) A detailed analysis and projections for the sources of additional capital, as required to meet the Bank’s needs under its business and capital management plan, and the timing for when such capital will be acquired.

3. Upon receipt of the business and capital management plan, the OS Director shall review it and determine whether it complies with the terms of this Agreement. If the OS Director determines that the business and capital management plan does not comply with the terms of this Agreement, the OS Director shall provide the Seattle Board with a written notice detailing the basis for such conclusion and the opportunity to amend and resubmit its business and capital management plan. The Seattle Board shall submit a revised business and capital management plan acceptable to the OS Director within 30 days of receipt of such notice.

4. Until the Seattle Board submits a business and capital management plan that is acceptable to the OS Director, the Bank shall maintain a capital ratio, calculated as described in paragraph 1(b) of this Article 4, of not less than four and fifteen hundredths percent (4.15%).

Article 5: Independent Review of Bank Management and the Seattle Board

1. The Seattle Board shall engage, by no later than February 15, 2005, an independent, outside management consultant to review the Bank’s management and the Seattle Board’s oversight of the Bank.

2. The consultant shall complete a study of the Bank’s management, organizational structure and staffing, and the Seattle Board’s oversight by April 29, 2005. The findings and any recommendations of the consultant shall be set forth in a written report to the Seattle Board and management.

3. At a minimum, the report shall contain:

(a) An assessment of the adequacy and the quality of the skills and expertise of management in light of current duties;

(b) An assessment of the adequacy and the quality of management, management organization and structure, and staffing for each functional area of the Bank;

(c) An assessment of the adequacy and the quality of information regarding the operation of the Bank that the Seattle Board receives relative to its fiduciary responsibilities to ensure that the Bank operates in a safe and sound manner and other responsibilities under law;

(d) An assessment of the adequacy and the quality of information regarding the operation of the Bank that the Bank’s management generates or receives; and

(e) Recommendations on how to correct any deficiencies noted by the consultant, and any recommendations of ways to otherwise enhance management and improve the Seattle Board’s performance.

4. For purposes of this Article, “management” shall be defined to include the Bank’s Vice President – Asset/Liability Manager, and all persons holding a title of senior vice president or above.

5. Until this Agreement is terminated pursuant to Article 10, paragraph 5, the name and qualifications of any person being considered for employment in a management capacity and any other information related to such person that the OS Director requests shall be submitted to the OS Director. The OS Director shall have the right to reject the proposed employment of any such management official within ten (10) business days of receipt of all information concerning the management candidate requested by the OS Director. The failure to exercise this right shall not constitute approval or endorsement by the Office of Supervision or the Finance Board of the person in question.

Article 6: Independent Review of Risk Management

1. The Seattle Board shall engage, by February 15, 2005, an independent, outside consultant to review the Bank’s risk management policies, procedures, and practices.

2. The consultant shall complete a study of the Bank’s risk management program by April 29, 2005. The findings and any recommendations of the consultant shall be set forth in a written report to the Seattle Board and management.

3. At a minimum, the report shall:

(a) Identify the market, credit, and operational risks faced by the Bank, and provide a written analysis of each of those risks;

(b) Assess the Bank’s management information systems and the Bank’s processes for measuring business line profitability;

(c) Recommend risk measurement tools and controls for specific risk variables most appropriate for the Bank’s current lines of business and operations; and

(d) Describe policies, procedures, and practices, consistent with the business and capital management plan required under Article 4 of this Agreement and the Bank’s financial position, that the Bank should adopt and that: (i) are designed to ensure the strategic direction and risk tolerances are effectively communicated and followed throughout the Bank; and (ii) identify the actions to be taken whenever noncompliance with risk policies is found.

Article 7: Responses to Consultants’ Reports

Within thirty (30) days of completion of each consultant’s report required by Articles 5 and 6 of this Agreement, the Seattle Board shall provide to the OS Director its responses to the consultants’ reports, including any proposed amendments to its action plan and business and capital management plan to address the applicable recommendations in such reports. The OS Director shall determine, in his sole discretion, whether the responses are acceptable. If the OS Director determines that the proposed responses are unacceptable he shall provide the Seattle Board with a written notice detailing the basis for such conclusion and the opportunity to submit a revised response. The Seattle Board shall submit a revised response acceptable to the OS Director within 30 days of receipt of such notice.

Article 8: Provisions Affecting the Retention of Independent, Outside Consultants

1. Prior to the engagement of a consultant pursuant to Articles 5 and 6 of this Agreement, the name and qualifications of the consultant being considered for these engagements, along with the corresponding proposed contract or engagement letter, shall be submitted to the OS Director. The OS Director shall have the right to reasonably expand or otherwise modify the scope of the proposed contract or engagement letter or to reject the proposed contract or engagement letter and the engagement of the proposed consultant. The OS Director’s failure to exercise any right conferred by this paragraph shall not constitute approval or endorsement by the Office of Supervision or the Finance Board of the consultant, and the consultant shall not be deemed to be an employee, contractor, service provider or agent of the Finance Board.

2. A copy of each draft report and each final report required by Articles 5 and 6 shall be submitted to the OS Director at the same time that the report or draft is provided to the Bank.

3. Each consultant engaged pursuant to Articles 5 and 6 of this Agreement shall consider, and may accept, comments from the Bank’s management or the Seattle Board concerning drafts of the consultant’s report, but must ensure and certify in its report that its findings and recommendations have been made independently. The Seattle Board shall furnish the OS Director with a copy of all written comments submitted to a consultant concerning drafts of the consultant’s reports at the same time that the comments are provided to the consultant.

Article 9: Additional Limitations on the Bank’s Activities

1. Without the prior agreement of the OS Director, the Bank shall not increase the Acquired Member Assets (AMA) on its books, either in whole loans, participations, or any other manner, greater than ten (10) percent per annum from the aggregate net book value of such assets on November 18, 2004. Any increase in the Bank’s AMA consistent with this Article shall not by itself be deemed a violation of the requirements of paragraph 1(a) in Article 4.

2. Without the prior agreement of the OS Director, from and after the effective date of this Agreement, the Bank shall not acquire any additional consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Any such investments on the Bank’s books as of the effective date of this Agreement shall not be deemed a violation of this Article.

Article 10: Closing Provisions

1. Notwithstanding that this Agreement requires the Bank to submit certain plans or reports to the Office of Supervision for review or approval, the Seattle Board has the ultimate responsibility for proper and sound management of the Bank.

2. The Finance Board shall have the sole discretion to determine whether any plan adopted and implemented by the Seattle Board or the Bank under an Article of this Agreement meets the requirements and the purposes of the Article and this Agreement.

3. The Bank’s failure to undertake or complete any commitment made in a plan submitted by the Bank and approved by the Office of Supervision pursuant to the Agreement, or the Bank’s violation of any terms or conditions in such a plan shall be deemed a violation of this Agreement, subject to all remedies applicable to a violation of a “written agreement entered into by the Bank with the agency” under the Bank Act and Finance Board regulations. Prior to taking any action with respect to the failure of the Bank or the Seattle Board to comply with any obligation under this Agreement, the OS Director shall notify the Bank in writing of the nature of the defect and provide the Bank with a reasonable opportunity to cure such defect. The preceding sentence shall not create additional rights to cure where such rights are already provided for in this Agreement.

4. It is expressly understood that if, at any time, the Finance Board deems it appropriate in fulfilling the responsibilities placed upon it by the Bank Act to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Finance Board from doing so. This Agreement does not relieve the Bank of any responsibility it has to comply with the Bank Act or with Finance Board regulations or policies or to comply with any other actions requested or directed by the Finance Board.

5. The effective date of this Agreement shall be December 10, 2004, and the provisions shall continue in full force and effect until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the OS Director.

6. Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be waived or extended in writing by the OS Director or his designee, for good cause.

7. This Agreement expressly does not form, and may not be construed to form, a contract binding on the Finance Board or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Finance Board may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. 1422b(a)(5), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Finance Board has any intention to enter into a contract. The Bank also expressly acknowledges that no Finance Board officer or employee has statutory or other authority to bind the United States, the Finance Board, or any other federal regulatory agency or entity, or any officer or employee of those entities to a contract affecting the Finance Board’s exercise of its supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.

8. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile. The original signature page signed by each Seattle Board member is to be delivered to the OS Director as soon as practicable.

9. Unless otherwise expressly required by the OS Director or his designee, all written communications to the OS Director may be sent by electronic mail.

IN WITNESS WHEREOF, the undersigned, authorized by the Federal Housing Finance Board, has hereunto set his hand on behalf of the Federal Housing Finance Board.

/s/ STEPHEN M. CROSS	12/10/04
Stephen M. Cross	Date
Director, Office of Supervision
Federal Housing Finance Board

IN WITNESS WHEREOF, the undersigned, as the duly elected or appointed members of the Seattle Board, have hereunto set their hands on behalf of the Bank.

/s/ MICHAEL P. RADWAY	12/9/04
Chairman	Date

/s/ DANIEL L. STEVENS	12/9/04
Vice Chairman	Date

/s/ CARMEN JULIA AGUIAR	12/9/04
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/s/ HECTOR R. ARICEAGA	12/9/04
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/s/ CRAIG E. DAHL	12/9/04
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/s/ MIKE DALY	12/9/04
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/s/ DANIEL R. FAUSKE	12/9/04
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/s/ ROBERT L. FENSTERMACHER	12/9/04
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/s/ HAROLD G. GILKEY	12/9/04
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/s/ W. DAVID HEMINGWAY	12/9/04
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/s/ JAMES R. IRVINE	12/9/04
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/s/ ALLAN R. LANDON	12/9/04
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/s/ WILLIAM A. LONGBRAKE	12/9/04
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/s/ JACK T. RIGGS, MD	12/9/04
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/s/ JAMES H. STROSAHL	12/13/04
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/s/ VICKI VARELA	12/9/04
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/s/ ROY M. WHITEHEAD	12/9/04
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/s/ RANDAL S. YOSHIDA	12/8/04
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